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                                                                    Exhibit 10.1

                              SEVERANCE AGREEMENT
                                    BETWEEN
                                   DQE, INC.
                                      AND
                               DAVID D. MARSHALL


       THIS AGREEMENT, is by and between DQE, Inc., a Pennsylvania corporation (the "Company") and David D. Marshall (the "Executive") and is effective on the date established pursuant to Section 16.

                              W I T N E S S E T H:

       WHEREAS, the Executive is a valuable employee of the Company, an integral part of its management, and a key participant in the decision-making process relative to short-term and long-term planning and policy for the Company; and

       WHEREAS, the Company wishes to encourage the Executive to continue his career and services with the Company for the period during and after an actual or threatened Change in Control; and

       WHEREAS, the Board of Directors of the Company, at its meeting on April 4, 1997, determined that it would be in the best interests of the Company and its shareholders to assure continuity in the management of the Company's administration and operations in the event of a Change in Control by entering into this Agreement with the Executive;

       NOW THEREFORE, it is hereby agreed by and between the parties hereto as follows:

       1.  Definitions.

           a.  "Board" shall mean the Board of Directors of the Company.

           b. "Cause" shall mean the Executive's fraud or dishonesty which has resulted or is likely to result in material economic damage to the Company or Duquesne Light Company ("Duquesne") or their affiliates, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board at which the Executive is provided an opportunity to be heard.

           c.  "Change in Control" shall mean:

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               (i)    any person (as such term is used in Section 13(d) of the
Securities Exchange Act of 1934 (the "Act"), excluding a corporation at least 80% of the ownership of which after acquiring its interest is owned directly by the holder of common stock of the Company immediately prior to such acquisition ("Person")), is the beneficial owner, directly or indirectly, of 20% or more of the outstanding stock of the Company requiring the filing of a report with the Securities and Exchange Commission under Section 13(d) of the 1934 Act;

               (ii) a purchase by any Person of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after closing of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 20% or more of the outstanding stock of the Company (calculated as provided in Paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

               (iii) public announcement of a transaction approved by the Board which involves (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger own at least 80% of the common stock of the surviving corporation immediately after the consolidation or merger, or (b) any consolidation or merger in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least 80% of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least 80% of the common stock of the corporation which owns all of the common stock of the Company), or (c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (except to an entity 80% of the common stock of which is owned by the holders of the common stock of the Company immediately prior to such transaction or by an entity 80% of which is owned directly or indirectly by the Company), or (d) any merger or consolidation of the Company where, after the merger or consolidation, one Person owns 100% of the shares of stock of the Company (except where the common holders of the Company's stock immediately prior to such merger or consolidation own at least 80% of the outstanding stock of such Person immediately after such merger or consolidation); or


               (iv) a change in the majority of the members of the Board within a 24-month period unless the election or nomination for

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election by the Company's shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

With respect to subparagraph 1c(iii) of this Paragraph 1, upon the Board's determination that the transaction subject to the public announcement thereunder will not be closed, a Change in Control shall not be deemed to have occurred from such date forward and this Agreement shall continue in effect as if no Change in Control had occurred except to the extent termination requiring payments under Paragraph 3 hereof occurs prior to such Board's determination.

           d. "Compensation" shall mean the sum of (i) the Executive's annual rate of base salary on the last day the Executive was an employee of the Company (or if higher, the annual rate in effect on the date of the Change in Control), including any elective contributions made by the Company on behalf of the Executive that are not includible in the gross income of the Executive under
Section 125 or 402(a)(8) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto, and (ii) the maximum bonus opportunity of the Executive for the calendar year preceding employment termination (or, if higher, the Executive's maximum bonus opportunity for the year of termination of employment).

           e. "Competing Business" shall mean any person, corporation or other entity which develops, produces, markets, sells or services (1) any energy product or service, including but not limited to gas or electric products or services, and/or (2) any product or service which is the same as or similar to products or services which the Company developed, produced, marketed, or sold, including but not limited to energy products and services, within the last year prior to termination of Executive's employment hereunder.

           f. "Confidential Information" shall mean all information disclosed to Executive or known by Executive as a consequence of or through Executive's employment, which is not generally known in the industry in which the Company and/or an affiliate is or may become engaged, about the Company's or an affiliates' business, products, processes, and services, including but not limited to information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It includes, but is not limited to, proprietary information and trade secrets of the Company and its affiliates. It will be

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presumed that information supplied to the Company and its affiliates from outside sources is Confidential Information unless and until it is designated otherwise.

           g.  "Constructive Discharge" shall mean any of the following:

               (i) if the Change in Control is a public announcement pursuant to subparagraph 1(c)(iii), then for the period, and only for such period, from such public announcement until the date which is the earlier of

                 (A) the date of the closing of the transaction so announced, or

                 (B) the date of the Board's determination that such transaction will not be closed,

a material decrease in the level of the Executive's positions or titles with the Company or Duquesne as in effect the day prior to a Change in Control, or any action by the Company or Duquesne which results in a material diminution in authority, duties or responsibilities, excluding for this purpose, changes to the individuals, groups, positions or divisions which report to the Executive or the person or position to whom the Executive reports;

               (ii) If the Change in Control is any event described in Paragraph 1c, then for the entire Coverage Period

                 (A) any material failure by the Company or Duquesne to comply with any of the provisions of this Agreement, other than any such failure not occurring in bad faith and which is remedied by the Company or Duquesne as appropriate, promptly after receipt of written notice thereof given to the Company or Duquesne as the case may be;

                 (B) the Company, Duquesne or parent of either requiring the Executive to be based at any office or location more than 50 miles from Pittsburgh, Pennsylvania other than to a location which is within 35 miles of the principal executive office of the Company and Duquesne, or the parent thereof;

                 (C) a reduction in the Executive's base pay or maximum bonus opportunity which is more than de minimis (except if such reduction is a part of
                               -- -------
a reduction for all executive officers of the Company, Duquesne and any parent company thereof);

                 (D) a reduction which is more than de minimis in the number of
                                                    -- -------
options granted under the Company's annual

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option program based on the grant made in 1997 or in the number of options granted pursuant to any future three year cycle under the Company's Long Term Incentive Plan from the grant made for the three year cycle which began prior to the Change in Control (except to the extent that options are replaced by another equity incentive program and the Executive receives awards thereunder of substantially equivalent or greater value as determined in good faith by the Board's Compensation Committee);

For purposes of computing the reduction in the number of options granted under the Company's annual option program necessary to constitute a Constructive Discharge under subsection (D) of this section, the number of options granted in the most recent year will be determined using the same methodology as was used for determining the 1997 annual stock option awards under the Company's Long Term Incentive Plan.

                 (E) a reduction which is more than de minimis in the combined
                                                    -- -------
annual benefit accrual rate under the SERP and the Company's qualified defined benefit pension plans as in effect immediately prior to the Change in Control; or

                 (F) a reduction which is more than de minimis in the long term
                                                    -- -------
disability and life insurance coverage provided to the Executive under the Company's life insurance and long term disability plans as in effect immediately prior to the Change in Control.

No such event described hereunder shall constitute Constructive Discharge unless the Executive has given written notice to the Company specifying the event relied upon for such termination within one year after the occurrence of such event and the Company or Duquesne, as the case may be, has not remedied such within 30 days of receipt of such notice.

The Company and Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute a Constructive Discharge.

           h. "Coverage Period" shall begin on the Starting Date and end on the Ending Date.

           i. "Disability" shall mean an injury or illness which permanently prevents the Executive from performing services to the Company or Duquesne and which qualifies the Executive for payments under the Company's long term disability plan.

           j. "Ending Date" shall be the earlier of (i) the date on which a public announcement is made by the Company of its intention to

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abandon a Change in Control transaction, or (ii) the date which is 36 full calendar months following the date on which a Change in Control occurs. If the Change in Control was a public announcement pursuant to subparagraph 1c(iii), and the transaction is not abandoned, the Ending Date shall be the date which is 36 full calendar months following the date of the consummation of the transaction which was the subject of such public announcement.

           k. "Invention" shall mean discoveries, concepts, and ideas, whether patentable or not, including, but not limited to apparatus, processes, methods, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective activities of the Company and its affiliates.

           l. "SERP" shall mean the Pension Service Supplement Plan for DQE, Inc. and Affiliates or other special pension benefit arrangements.

           m. "Starting Date" shall be the date on which a Change in Control occurs.

           n. "Works" shall mean all material and information created by Executive in the course of or as a result of Executive's employment by the Company which is fixed in a tangible medium of expression, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer programs and source and object codes, regardless of the medium in which they are fixed.

     2.   Term.

     This Agreement shall be effective as of the date above written and shall continue thereafter until 36 full calendar months following the date of an occurrence of a Change in Control or, if the Change in Control event is a public announcement under subparagraph 1c(iii), 36 full calendar months following the date of the closing of the transaction which was the subject of the shareholder approval. Provided, however, Paragraph 11 shall continue in effect beyond the term of this Agreement and shall continue in effect beyond the Executive's termination of employment with the Company.

     3.   Severance Benefit.

          a. If the Executive's employment hereunder is terminated by the Company for any reason other than Cause, death or Disability, or by the Executive in the event of a Constructive Discharge, at any time during the Coverage Period, then, within five business days after such termination, the Company shall pay to the Executive (if the Executive dies after termination of employment but before receiving

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all payments to which he has become entitled hereunder, to the estate of the
Executive) (i) accrued but unpaid salary and accrued but unused vacation; (ii) severance pay in a lump sum cash amount equal to three times the Executive's Compensation; (iii) a lump sum payment equal to $309,077.00; (iv) a lump sum payment equal to $383,250.00; (v) if the Executive's employment termination date is prior to June 30, 1999, an amount equal to $142,000; and (vi) the amount, if any, the Executive forfeited of the Company contribution account under the Company's 401(k) plan. To the extent not paid or payable under such plans, the Company shall pay to the Executive (y) the present value of the benefits (calculated assuming the Executive will begin receiving benefits at the earliest retirement date under such plans, or if later, at the end of the three year period following termination of employment, based on the actuarial assumptions used for purposes of the qualified defined benefit plan) that would have accrued, but did not accrue, under the qualified defined benefit retirement plans and the SERP (with any payments being made hereunder with respect to the qualified defined benefit retirement plans being considered for purposes of determining the amount payable with respect to the SERP under this sentence) in place and operational on the date of termination as if, for vesting and benefit accrual purposes, the Executive had continued to be employed and participated in such plans for the three year period following employment termination, less (z) the payments which are made (or could be made without reduction for early payment) under the Company's qualified and non-qualified defined benefit retirement plans and SERP during the three year period which begins on the date of employment termination; it being understood by all parties hereto that payments made under this Agreement and the deemed three year period shall not be considered for purposes of determining the actual benefit payable under the terms of the SERP or the qualified defined benefit plan and are not considered part of the relevant payroll records for purposes of the SERP or the qualified defined benefit plan. The Board's Compensation Committee has determined that any termination which entitles the Executive to benefits under this subparagraph 3a will be an approved termination for purposes of the Company's Long Term Incentive Plan. The Executive's termination of employment with the Company to become an employee of a corporation which owns 100% of the Company (or any direct or indirect 80% owned subsidiary thereof) shall not be considered a termination of employment for purposes of this Agreement. The subsequent termination of Executive's employment from such corporation (other than to become an employee of a company described in the sentence above) shall be considered a termination of employment for purposes of this Agreement.

          b. For a period commencing with the month in which termination of employment as described in Paragraph 3a above shall have occurred, and ending 36 months thereafter, the Executive shall be entitled to all benefits under the Company's welfare benefit plans

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(within the meaning of Section 3(1) of the Employee Retirement Income Security
Act of 1974, as amended), as if the Executive were still employed during such period, at the same level of benefits and at the same dollar cost to the Executive as is available to all of the Company's senior executives generally. If and to the extent that equivalent benefits shall not be payable or provided under any such plan, the Company shall pay or provide equivalent benefits on an individual basis. The benefits provided in accordance with this Paragraph 3b shall be secondary to any comparable benefits provided by another employer.

          c. The Executive may voluntarily terminate his employment for any reason (other than to avoid a termination for Cause) in the thirteenth calendar month which begins after the date of the Change in Control, or if the Change in Control is a public announcement pursuant to subparagraph 1c(iii) in, and only in, the thirteenth calendar month which begins after the date the Change in Control transaction is closed, and the Company shall pay to the Executive (or the Executive's estate upon death) the amounts determined under Paragraph 3a and provide the benefits under Paragraph 3b; provided, however, the lump sum amounts calculated under subparagraphs 3a(ii), (iii), (iv) and (v) shall be multiplied by 2/3 and, all other portions of Paragraph 3a two shall be substituted for three and 24 months shall be substituted for 36 months, as the case may be.

          d. (i) If Independent Tax Counsel shall determine that the aggregate payments made, and benefits provided, to the Executive pursuant to this Agreement and any other payments, and benefits provided, to the Executive from the Company, its affiliates and plans, which constitute "parachute payments" as defined in Section 280G of the Code (or any successor provision thereto) ("Parachute Payments") would be subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax") and if the amount of the Parachute Payments in excess of 300% of the "base amount" (as defined in Section 280G of the Code, the "Base Amount") is greater than 10% of the total value of the Parachute Payments, then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount (determined by Independent Tax Counsel) such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the payments. For purposes of this Paragraph 3d, "Independent Tax Counsel" shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be reasonably acceptable to the Executive, and whose fees and disbursements shall be paid by the Company. Notwithstanding the

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provisions hereof to the contrary, if the Executive is entitled to severance payments and benefits under Paragraph 3c, the Executive shall not be entitled to Gross-up Payments under this subparagraph 3d(i) and the Parachute Payments shall be reduced, if necessary, in accordance with the procedures of subparagraph 3(d)(v).


              (ii) If Independent Tax Counsel shall determine that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's Federal income tax return. If the Executive is subsequently required to make a payment of any Excise Tax, then the Independent Tax Counsel shall determine the amount of such additional payment ("Gross-Up Underpayment"), and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The fees and disbursements of the Independent Tax Counsel shall be paid by the Company.

              (iii) The Executive shall notify the Company in writing within 15 days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. If the Company notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

                    (A) give the Company any information reasonably requested by the Company relating to such claim,

                    (B) take such action in connection with contesting such claim as the Compan shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                    (C) cooperate with the Company in good faith in order to effectively contest such claim, and

                    (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount

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of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.

              (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 3d(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall, within 10 days, pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto.

              (v) If Independent Tax Counsel shall make a determination that Parachute Payments would be subject to the Excise Tax, but the amount of Parachute Payments in excess of 300% of the Base Amount is not greater than 10% of the total value of the Parachute Payments, then such Parachute Payments shall be reduced (but not below zero) but only to the extent the Independent Tax Counsel shall determine is necessary that no portion thereof shall be subject to the Excise Tax. The determination of Independent Tax Counsel under this subparagraph (v) shall be final and binding on all parties hereto. No additional payments by the Company or return of payments by the Executive shall be required or made if a later determination which based on case law, an IRS holding or otherwise would result in a recalculation of the Excise Tax implications. Unless the Executive gives prior written notice specifying a different order to the Company to effectuate the limitations described above, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating other Parachute Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the employment termination date. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement of agreement governing your rights and entitlements to any benefits or compensation.

              (vi) Notwithstanding any provision herein to the contrary, if payments and/or benefits are due under this Agreement pursuant to Paragraph C of this Section, if Independent Tax Counsel shall determine that the Parachute Payments to the Executive would be subject to the Excise Tax, then such Parachute Payments shall be reduced (but not below zero) but only to the extent necessary that no portion thereof shall be subject to the Excise Tax. The determination of Independent Tax Counsel under this subparagraph (vi) shall be final and binding on all parties hereto. No additional payments by the Company or return of payments by the Executive shall be required or made if a late determination which based on case law, an IRS holding

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or otherwise would result in a recalculation of the Excise Tax implications.
Unless the Executive gives prior written notice specifying a different order to the Company to effectuate the limitations described above, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating other Parachute Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the employment termination date. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement of agreement governing your rights and entitlements to any benefits or compensation.

           e. In the event of any termination of the Executive's employment described in Paragraph 3a or Paragraph 3c, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment; provided, however, that to the extent the Executive receives medical and health benefits from a subsequent employer, medical and health benefits under Paragraph 3b shall be secondary to those received from the subsequent employer.

           f. The Executive is a party to an employment agreement dated August 30, 1994, amended June 27, 1995, (the "Employment Agreement"). In consideration of this Agreement and other good and valuable consideration, the Executive and the Company agree that on the date of a Change in Control, the Employment Agreement shall terminate and the provisions thereof no longer in effect; provided, however, if (i) the Change of Control is a public announcement pursuant to subparagraph 1c(iii), (ii) the Board determines the transaction subject to the public announcement thereof will not close, and (iii) the Executive is an employee of the Company or an affiliate thereof on the date the Board so determines, then on such date the Employment Agreement shall be reinstated in all respects with the Employment Agreement's remaining term being the same as the remaining term of the Employment Agreement on the date of the Change of Control. In addition, it is intended that the termination provisions herein are in lieu of, and not in addition to, termination or severance payments and benefits provided under the Company's other termination or severance plans or agreements ("Other Termination Benefits"). Other Termination Benefits the Executive receives, or is entitled to receive in the future, shall reduce payments and benefits provided hereunder.

           g. Notwithstanding any provision herein to the contrary, the Company shall not have any obligation to pay any amount or provide any benefit, as the case may be, under this Agreement, unless and until the Executive executes (i) a release of the Company, its affiliates and related parties, in such form as the Company may reasonably request, of all claims against the Company, its

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affiliates and related parties relating to the Executive's employment and termination thereof and (ii) an agreement to continue to comply with, and be bound by, the provisions of Paragraph 11 hereof.

  4.      Source of Payments.

  All payments provided for in Paragraph 3 above shall be paid in cash from the general funds of the Company; provided, however, that such payments shall be reduced by the amount of any payments made to the Executive or his dependents, beneficiaries or estate from any trust or special or separate fund established by the Company to assure such payments. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company such right shall be no greater than the right of an unsecured creditor of the Company.

  5.      Litigation Expenses: Arbitration.

          a.  Full Settlement, Litigation Expenses; Arbitration.  The Company's
              -------------------------------------------------
obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay, upon written demand therefor by the Executive, all legal fees and expenses the Executive reasonably incurs as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case, interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. The Executive agrees to repay to the Company any such fees and expenses paid or advanced by the Company if and to the extent that the Company or such others obtains a judgment or determination that the Executive's claim was frivolous or was without merit from the arbitrator or a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise. Notwithstanding any provision hereof or any other agreement, the Company may offset any other obligation it has to the Executive by the amount of such

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repayment. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in his sole discretion. The obligation of the Company and the Executive under this Paragraph 5 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

          b. In the event of any dispute or difference between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, either the Executive or the Company may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the Executive has notified the Company of his desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the "AAA") in Pittsburgh, Pennsylvania, upon the application of the Executive. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Rules of the AAA. The Executive's expenses for such proceeding shall be paid, or repaid to the Company, as the case may be as provided in Paragraph a of this Section.

  6.      Income Tax Withholding.

  The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

  7.      Entire Understanding.

  This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior severance or termination agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided and not expressly dealt with in this Agreement.

  8.      Severability.

  If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

  9.      Consolidation, Merger, or Sale of Assets.

  If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity the term "the Company" as used herein shall mean such other entity and this Agreement shall continue in full force and effect.

  10.     Notices.

  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

          a.  to the Company:

              DQE, Inc.
              Cherrington Corporate Center
              Suite 100
              500 Cherrington Parkway
              Coraopolis, Pennsylvania  15108-3184
              Attention: Vice President and General Counsel


          b.  to Duquesne:

              Duquesne Light Company
              411 Seventh Avenue
              Pittsburgh, Pennsylvania  15219
              Attention: Vice President and General Counsel

          c.  to the Executive:

              David D. Marshall
              10476 Olde Villa Drive
              Gibsonia, Pennsylvania  15044
or to such other address as either party shall have previously specified in writing to the other.

  11.     Confidentiality, Inventions, Works, Noncompete, Nonsolicitation, etc.

  The Executive acknowledges that the additional severance benefits provided hereunder are substantial and are good and adequate consideration for the purposes of the covenants, promises and agreements of this Paragraph 11 and all other provisions of this Agreement.

          a. The Executive acknowledges that all Confidential Information shall at all times remain the property of the Company and its affiliates (i.e., the parent of the Company, if any, or another company the majority interest of which is owned by the Company or by a parent or subsidiary of the Company). The Executive will safeguard and maintain on the premises of the Company, to the extent possible in the performance of the Executive's work for the Company or an affiliate, all documents and things that contain or embody Confidential Information. Except as required as part of the Executive's duties to the Company, the Executive will not, during his employment by the Company, or thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information without having first obtained written permission from the Company to do so.

          b. (i) All Inventions made or conceived by the Executive, either solely or jointly with others, (i) during the Executive' employment by the Company and (ii) without one (1) year after termination of such employment, whether or not such Inventions are made or conceived during the hours of the Executive's employment or with the use of the Company's or an affiliates' facilities, materials, or personnel, will be the property of the Company or its nominees.

             (ii) The Executive will, without royalty or any other additional consideration:

                  (A) inform the Company promptly and fully of such Inventions by written report, setting forth in detail a description, the operation and the results achieved;

                  (B) assign to the Company all the Executive's right, title, and interest in and to such Inventions, any applications for United States and foreign Letters Patent, any continuations, divisions, continuations-in-part, reissues, extensions or additions thereof filed for upon such Inventions and any United States and foreign Letters Patent;

                  (C) assist the Company or its nominees, at the expense of the Company, to obtain, maintain and enforce such United States and foreign Letters Patent for such Inventions as the Company may elect; and

                  (D) execute, acknowledge, and deliver to the Company at its expense such written documents and instruments, and do such other acts, such as giving testimony in support of the Executive's inventorship and invention, as may be necessary in the opinion of the Company to obtain, maintain or enforce the United States and foreign Letters Patent upon such Inventions and to vest the entire right and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions.

          c. All Works created by the Executive during his employment by the Company will be and remain exclusively the property of the Company. Each such Work is a "work for hire" and the Company may file applications to register copyright as author thereof. The Executive will take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company's proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims of copyright in such works. The Executive will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of the Company without the written permission from the Company.

          d. The Executive covenants and agrees that during the period of the Executive's employment hereunder and for a period of one (1) year following the termination of the Executive's employment for any reason, including without limitation termination by the Company for cause or without cause, the Executive shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business located in the states of Pennsylvania, Ohio, West Virginia, Maryland, New York, New Jersey or Virginia. The Executive recognizes that the Company and its affiliates conduct or intend to conduct business within the geographic area set forth herein, and therefore, the Executive agrees that this restriction is reasonable and necessary to protect the Company's and its affiliates' business.

          e. The Executive agrees that for a period of two (2) years following the termination of the Executive's employment with the Company for any reason, whether terminated for Cause or without cause, the Executive shall not, directly or indirectly, solicit the business of, or do business with, any customer, supplier, or prospective customer or supplier of the Company or an affiliate of the Company with whom the Executive had direct or indirect contact or about whom the Executive may have acquired any knowledge while employed by the Company.

          f. The Executive agrees that, during the Executive's employment with the Company and for a period of two (2) years following termination of the Executive's employment with the Company, whether terminated with cause or without cause, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or an affiliate of the Company to leave the Company or an affiliate for any reason whatsoever, or hire or solicit the services of any employee of the Company or an affiliate.

          g. The Executive understands and agrees that any violation of this Agreement shall be deemed material to continuing employment and could result in disciplinary action up to and including termination. The Executive acknowledges that the legal remedy available to the Company and its affiliates for any breach of covenants on the part of the Executive will be inadequate, and, therefore, in the event of any threatened or actual breach of this Agreement, the Company or an affiliate shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in a court with appropriate jurisdiction. The existence of any claim or cause of action by the Executive or other against the Company or an affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company or an affiliate of this Agreement.

          h. Termination of the Executive's employment, whether voluntary or involuntary, whether for cause or without cause, shall not impair or relieve the Executive of any the Executive's obligations hereunder. Upon termination of the Executive's employment, for whatever reason, or upon request by the Company, the Executive will deliver to the Company the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence, documents, records, notebooks, computer disks and computer tapes and other repositories of Confidential Information and inventions then in the Executive' possession or under Executive's control, whether prepared by the Executive or by others. Upon termination of the Executive's employment, for whatever reason, or upon request by the Company, the Executive will deliver to the Company the originals and all copies of Works, then in the Executive's possession or under the Executive's control.

  12.     No Attachment.

  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

  13.     Binding Agreement.

  This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

  14.     Modification and Waiver.

  Prior to the date of a Change in Control, this Agreement may be terminated, modified or amended by action of a majority of the members of the Board. After a Change in Control, this Agreement may not be terminated, modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

  15.     Headings of No Effect.

  The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

  16.     Revocation, Executive Acknowledgments, and Effective Date.

  This Agreement shall become effective on the date executed. The Executive shall have seven (7) calendar days after signing the Agreement to revoke it. Such revocation shall be in writing to the Company at the address set forth in Paragraph 10. The Executive acknowledges that he has read and understands the provisions of this Agreement. The Executive further acknowledges that he has been given an opportunity for his legal counsel to review this Agreement (or is given the opportunity to do so prior to the end of the revocation period hereunder) and that the provisions of this Agreement are reasonable and that he has received a copy of this Agreement.

  17.     Not Compensation for Other Plans.

  It is understood by all parties hereto that amounts paid and benefits provided hereunder are not to be considered compensation, earnings or wages for purpose of any employee benefit plan of the Company or its affiliates, including, but not limited to, the SERP and the qualified retirement plans.

  18.     Governing Law.

  This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the Commonwealth of Pennsylvania.

  IN WITNESS WHEREOF, the Company through its officers duly authorized, and the Executive both intending to be legally bound have duly executed and delivered this Agreement, to be effective as of the date set forth in Paragraph 16.

                                         DQE, INC.


Date:    4/4/97                       By: /s/Victor A. Roque
     ------------------                  --------------------------
                                            Its Vice President


                                         EXECUTIVE


Date:    4/4/97                          /s/David D. Marshall
     ------------------                  --------------------------
                                            David D. Marshall

                                                        Schedule to Exhibit 10.1

Severance Agreements which were substantially identical to that filed as Exhibit
10.1 were entered into with the following parties, materially differing only as follows:

Other Party              Material Differences
-----------              --------------------

Gary L. Schwass          "Severance Benefit" under Section 3a: aggregate lump
                         sum payment of $579,024; no additional lump sum amount payable if terminated prior to June 30, 1999.

James E. Cross           "Severance Benefit" under Section 3a: aggregate lump
                         sum payment of $481,903.

Victor A. Roque          "Severance Benefit" under Section 3a: aggregate lump
                         sum payment of $296,714; no additional lump sum amount payable if terminated prior to June 30, 1999.

James D. Mitchell        "Severance Benefit" under Section 3a: aggregate lump
                         sum payment of $262,647; no additional lump sum amount payable if terminated prior to June 30, 1999.